EXHIBIT 5.1

                                  July __, 1998

                                                                  (202) 639-7315

Board of Directors
Neff Corp.
3750 N.W. 87th Avenue
Miami, Florida 33166

Gentlemen:

                  We are acting as special counsel for Neff Corp., a Delaware corporation (the "Company"), Neff Machinery, Inc., a Florida corporation ("Neff Machinery"), and Neff Rental, Inc. ("Neff Rental," and together with Neff Machinery, the "Guarantors," and together with Neff Machinery and the Company, the "Issuers"), in connection with the offer by the Company to exchange up to $100,000,000 aggregate principal amount of the Company's 10 1/4% Senior Subordinated Notes due 2008 (the "New Notes"), which will be registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount at maturity of the Company's issued and outstanding 10 1/4% Senior Subordinated Notes due 2008 (the "Old Notes," and together with the New Notes, the "Notes") (the "Exchange Offer") pursuant to the Registration Statement on Form S-4 filed on July __, 1998, as amended (the "Registration Statement") under the Securities Act. The Old Notes are, and the New Notes will be, unconditionally guaranteed (the "Guarantees") by the Guarantors.

                  In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of each of the Issuers, (iii) examined such certificates of public officials, officers or other representatives of each of the Issuers, and other persons, and such other documents, and (iv) reviewed such information from officers and representatives of each of the Issuers and others as we have deemed necessary or appropriate for the purposes of this opinion.


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                  In all such examinations, we have assumed the legal capacity of all natural persons executing documents (other than the capacity of officers of the Company executing documents in such capacity), the genuineness of all signatures on original or certified copies, and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or other representatives of each of the Issuers, and other persons.

                  To the extent that it may be relevant to the opinion expressed herein, we have assumed, for purposes of the opinions expressed herein, that (i) the trustee for the Notes (the "Trustee") has the power and authority to enter into and perform the indenture for the Notes (the "Indenture"), (ii) the Indenture has been duly authorized, executed and delivered by the Trustee and is a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms and (iii) the Notes have been duly authenticated and delivered by the Trustee.

                  Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

         1. The New Notes have been duly and validly authorized by the Company, and when duly executed by the proper officers of the Company and issued in exchange for the Old Notes as contemplated by the Registration Statement, will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture, and enforceable against the Company in accordance with their terms.

         2. The Guarantees of the New Notes have bee duly authorized and, when the New Notes have been duly executed and the Guarantees have been duly executed in accordance with the terms of the Indenture, will constitute valid and legally binding obligations of the Guarantors, entitled to the benefits of the Indenture, and enforceable against the Guarantors in accordance with their terms.

                  The enforceability and effectiveness of the provisions of the New Notes and the Guarantees are limited by and subject to (i) applicable bankruptcy, fraudulent conveyance, insolvency, regoranization, moratorium or other similar laws now or hereafter in effect affecting creditors' rights generally and (ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness) whether such principles are considered in a proceeding at law or in equity.


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         The opinions expressed herein are limited to the federal laws of the
United States and the laws of the state of New York and, to the extent relevant hereto, the General Corporation Law of the State of Delaware. We assume no obligations to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                       FRIED, FRANK, HARRIS, SHRIVER & JACOBSON

                                       By:  ____________________________________

                                                Stephen I. Glover